Exhibit 15.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the registration statements (No. 333-177273, 333-187695, 333-197495, 333-208121, 333-222521, 333-251568 and 333-283214) on Form S-8 of our reports dated April 25, 2025, with respect to the consolidated financial statements of VNET Group, Inc. and the effectiveness of internal control over financial reporting.

/s/KPMG Huazhen LLP

Beijing, China

April 25, 2025